November 3, 2011
Medium-Term Notes, Series D
Offering Summary No. 2011-MTNDG0137, Relating to Preliminary Pricing Supplement No. 2011-MTNDG0137 dated November 3, 2011
Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

Citigroup Funding Inc. Buffered Return Optimization Securities
Linked to the S&P 500® Index due on or about May 21, 2013
Investment Description
Buffered Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Citigroup Funding Inc. (the “Issuer”) linked to the performance of the S&P 500® Index (the “Index”). If the Index Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Index Return times the Multiplier of 2.00, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 16.00% and 20.00%. If the Index Return is zero or negative, but the Index has not declined by a percentage more than the Buffer Amount of 10%, the Issuer will repay your principal amount at maturity. However, if the Index Return is negative and the Index has declined by a percentage more than the 10% Buffer Amount, the Issuer will repay less than the full principal amount, resulting in a loss of principal that is equal to the negative Index Return in excess of the 10% Buffer Amount. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the Index. You may lose up to 90% of the principal amount of the Securities. The downside market exposure to the Index is buffered only if you hold the Securities until maturity. Any payments that become due on the Securities are fully and unconditionally guaranteed by Citigroup Inc., the Issuer’s parent company. Therefore, all payments on the Securities, including any repayment of the principal amount, are subject to the credit risk of Citigroup Inc. If the Issuer and Citigroup Inc. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities, and you could lose your entire investment.

Features	Key Dates1
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Return, up to the Maximum Gain. If the Index Return is negative, investors will be exposed to any decline in the Index from the Trade Date to the Final Valuation Date in excess of the 10% Buffer Amount.

❑ Buffered Downside Market Exposure: If the Index Return is zero or negative but the Index has not declined by a percentage more than the Buffer Amount, the Issuer will repay the principal amount at maturity. However, if the Index has declined by a percentage more than the Buffer Amount, meaning the Index Return is less than -10%, the Issuer will repay less than the full principal amount, resulting in a loss of principal to investors that is equal to the negative Index Return in excess of the Buffer Amount. The downside market exposure to the Index is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the credit risk of Citigroup Inc.

Trade Date: November 15, 2011

Settlement Date: November 18, 2011

Final Valuation Date2: May 15, 2013

Maturity Date: May 21, 2013

1   Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.

2    Subject to postponement for non-index business days and market disruption events as described under “Description of the Securities—Payment at Maturity” in the preliminary pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER AMOUNT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP FUNDING INC. (WHOSE PAYMENT OBLIGATIONS ARE GUARANTEED BY CITIGROUP INC.). YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE FWP-4, ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ IN THE PRELIMINARY PRICING SUPPLEMENT AND “RISK FACTORS” IN THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering

We are offering Buffered Return Optimization Securities linked to the S&P 500® Index. The return on the Securities is subject to, and will be limited by, the predetermined Maximum Gain. The actual Maximum Gain, related maximum payment at maturity and Index Starting Level will be determined on the Trade Date. The Securities will be offered at a minimum investment of 100 Securities. The principal amount is $10.00 per Security. The Issue Price is $10.00 per Security for brokerage accounts and $9.80 per Security for advisory accounts. See “Supplemental Plan of Distribution.”

Offering	Buffer Amount	Maximum Gain	Maximum Payment at Maturity (per $10.00 principal amount Security)	Index Starting Level	Multiplier	CUSIP	ISIN
Securities linked to the S&P 500® Index (SPX)	10%	16.00% to 20.00%	$11.60 to $12.00	●	2.00	17317U493	US17317U4931

See “Additional Information about Citigroup Funding Inc. and the Securities” on page FWP-2 of this offering summary. The Securities will be subject to the terms specified in the preliminary pricing supplement dated November 3, 2011, the prospectus and prospectus supplement dated May 12, 2011 and this offering summary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this offering summary is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Price to Public3	Underwriting Fee3	Proceeds to Citigroup Funding Inc.
Per Security	$10.00	$0.20	$9.80
Total	$●	$●	$●

3
Citigroup Global Markets Inc., an affiliate of the Issuer and the underwriter of the sale of the Securities, will receive an underwriting fee of $0.20 for each Security sold in this offering. Citigroup Global Markets Inc. will pay UBS Financial Services Inc. a selling concession of $0.20 for each Security it sells to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Securities declines. You should refer to “Risk Factors” and “Supplemental Plan of Distribution” in this offering summary for more information.

Citigroup	UBS Financial Services Inc.

Additional Information about Citigroup Funding Inc. and the Securities
Citigroup Funding Inc., the Issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

You should read this offering summary together with the preliminary pricing supplement dated November 3, 2011 and the prospectus and prospectus supplement dated May 12, 2011 relating to Citigroup Funding Inc.’s Series D Medium-Term Senior Notes program, of which these Securities are a part. You should carefully consider, among other things, the matters set forth in “Risk Factors Relating to the Securities” in the preliminary pricing supplement and “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

❑	Preliminary pricing supplement dated November 3, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095010311004605/dp27066_424b2-red.htm

❑	Prospectus and prospectus supplement dated May 12, 2011:

http://sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

References to “Citigroup Funding,” ”we,” “our” and “us” refer only to Citigroup Funding Inc. In this document, “Securities” refers to the Buffered Return Optimization Securities linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.
Investor Suitability
The Securities may be suitable for you if:

♦ You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount of the Securities.

♦ You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as the Index, subject to the Buffer Amount.

♦ You seek an investment with a return linked to the performance of the S&P 500® Index, and you believe the Index will appreciate over the term of the Securities but that any such appreciation is unlikely to exceed the Maximum Gain.

♦ You understand and accept that your return on the Securities is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦ You are willing to forego dividends paid on the stocks included in the Index and do not seek current income from this investment.

♦ You are willing to hold the Securities to maturity, a term of approximately 18 months, and you are not seeking an investment for which there will be an active secondary market.

♦ You are willing to assume the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments that become due under the Securities, and understand that if Citigroup Funding Inc. and Citigroup Inc. default on their payment obligations, you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

♦ You do not fully understand the risks inherent in an investment in the Securities, including the loss of up to 90% of the principal amount of the Securities.

♦ You cannot tolerate the loss of a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as the Index, subject to the Buffer Amount.

♦ You do not seek an investment with exposure to the S&P 500® Index.

♦ You believe the Index will depreciate over the term of the Securities, or you believe the Index will appreciate over the term of the Securities by more than the Maximum Gain.

♦ You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.

♦ You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be determined on the Trade Date).

♦ You are unable or unwilling to hold the Securities to maturity, a term of approximately 18 months, and seek an investment for which there will be an active secondary market.

♦ You prefer to receive dividends paid on the stocks included in the Index or seek current income from this investment.

♦ You prefer the lower risk of fixed-income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦ You are not willing or are unable to assume the credit risk associated with Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments that become due under the Securities, for any amount owed on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ‘‘Key Risks” beginning on page FWP-4 ‘‘Risk Factors Relating to the Securities” in the preliminary pricing supplement and “Risk Factors” in the prospectus supplement for risks related to an investment in the Securities.

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Indicative Terms
Issuer:	Citigroup Funding Inc.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDIT RISK OF CITIGROUP INC. IF CITIGROUP FUNDING INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Guarantee:
Any payments that become due on the Securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; therefore all payments on the Securities are subject to the creditworthiness of Citigroup Inc. In addition, because the Securities do not guarantee the repayment of the principal amount, you may receive an amount at maturity that is up to 90% less than the principal amount of the Securities.

Issue Price:	$10.00 per Security for brokerage accounts; $9.80 per Security for advisory accounts. See “Supplemental Plan of Distribution.”
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount per Security.
Term:	Approximately 18 months
Index:	S&P 500® Index
Buffer Amount:	10%
Multiplier:	2.00
Maximum Gain:	16.00% to 20.00%. The actual Maximum Gain will be determined on the Trade Date.
Payment at Maturity (per $10.00 principal amount Security) :
If the Index Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Index Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10.00 principal amount Security would be calculated as follows:
$10.00 + [$10.00 × the lesser of (a) Index Return × Multiplier and (b) the Maximum Gain]
If the Index Return is zero or negative but the Index has not declined by a percentage more than the Buffer Amount, the Issuer will repay the full principal amount at maturity.
If the Index Return is negative and the Index has declined by a percentage more than the Buffer Amount, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of principal to investors that is equal to the depreciation of the Index in excess of the Buffer Amount from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per $10.00 principal amount Security would be calculated as follows:
$10.00 + [$10.00 x (Index Return + 10%)]
Your principal is exposed to any depreciation of the Index beyond the Buffer Amount, and you may lose up to 90% of the principal amount at maturity.

Index Return:	Index Ending Level-Index Starting Level Index Starting Level

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized below. We urge you to read the explanation of risks relating to the Securities below and in the section titled “Risk Factors” in the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

•
You Risk Losing up to 90% of the Principal Amount — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Index Ending Level has not declined from the Index Starting Level by a percentage more than the Buffer Amount of 10% and will only make such payment at maturity. If the Index Ending Level has declined from the Index Starting Level by a percentage more than the Buffer Amount, meaning the Index Return is less than -10%, the Issuer will pay you less than the full principal amount, resulting in a loss of the principal amount that is equal to the depreciation of the Index from the Trade Date to the Final Valuation Date in excess of the Buffer Amount. Accordingly, if the Index has declined by more than 10% from the Index Starting Level over the term of the Securities, you risk losing 90% of your principal amount.

•
No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Index from the Trade Date to the Final Valuation Date.

•
Downside Market Exposure to the Index is Buffered Only If You Hold the Securities to Maturity — The Issuer will pay you at least the principal amount of your Securities under the certain limited circumstances described in this offering summary only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the Index has not declined by more than 10%. You should be willing to hold your Securities to maturity. The buffered downside market exposure provided at maturity is subject to the credit risk of Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

•
The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Index’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier only if you hold your Securities to maturity.

•
The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain of 16.00% to 20.00% per Security, resulting in a maximum payment at maturity of $11.60 to $12.00 per Security. The actual Maximum Gain and, therefore, the maximum payment at maturity, will be set on the Trade Date. Although the Multiplier provides for a return of two times any increase in the Index Ending Level over the Index Starting Level, because the payment at maturity will be limited by the Maximum Gain, any increase in the Index Ending Level over the Index Starting Level by more than 8.00% to 10.00% (half the Maximum Gain, as determined on the Trade Date) of the Index Starting Level will not increase the return on the Securities. As a result, your return on the Securities may be less than the return on a hypothetical direct investment in the Index.

•
The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities – Investors are dependent on the ability of Citigroup Inc., the Issuer’s parent company and the guarantor of any payments that become due on the Securities, to pay all amounts due on the Securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Securities.

•
Volatility of the Index — Historically, the value of the Index has been volatile. From January 3, 2006 to November 2, 2011, the closing level of the Index has been as low as 676.53 and as high as 1,565.15. The volatility of the Index may result in your receiving a payment at maturity that is less than the $10.00 principal amount of each Security and possibly as low as $1.00 per Security, even if the Index has appreciated over one or more periods during the term of the Securities before depreciating to below the Index Starting Level on the Final Valuation Date.

•
Potential for a Lower Comparative Yield — The Securities do not pay any periodic interest. As a result, if the Index Ending Level does not increase sufficiently from the Index Starting Level, taking into account the Multiplier, the effective yield on the Securities will be less than that which would be payable on a conventional fixed-rate debt security of the Issuer (whose payments would be guaranteed by Citigroup Inc.) of comparable maturity.

•
The Market Price of the Securities Will Be Influenced by Many Unpredictable Factors — Several factors will influence the value of the Securities in the secondary market and the price at which Citigroup Global Markets Inc. (“Citigroup Global Markets”) may be willing to purchase or sell the Securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the Index and the stocks that constitute the Index, the dividend yield of the stocks that constitute the Index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Index or equities markets generally and that may affect the closing level of the Index, interest and yield rates in the market, time remaining until the Securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The level of the Index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index—Historical Information” below. You may receive less, and possibly significantly less, than the principal amount of the Securities if you try to sell your Securities prior to maturity.

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•
The Payment at Maturity on Your Securities Is Not Based on the Level of the Index at Any Time Other than the Final Valuation Date — The Index Ending Level and the Index Return will be based solely on the closing level of the Index on the Final Valuation Date (subject to adjustments as described in the preliminary pricing supplement). Therefore, if the closing level of the Index drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing level of the Index at a time prior to such drop. Although the closing level of the Index on the Maturity Date or at other times during the life of your Securities may be higher than the closing level of the Index on the Final Valuation Date, you will not benefit from the closing level of the Index at any time other than the Final Valuation Date.

•
The Index Reflects Price Return, Not Total Return — The return on your Securities is based on the performance of the Index, which reflects the changes in the market prices of the component stocks underlying the Index. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the component stocks. The return on your Securities will not include such a total return feature or dividend component.

•
Investing in the Securities Is Not Equivalent to Investing in the Index — Investing in the Securities is not equivalent to investing in the Index or the stocks that constitute the Index. Investors in the Securities will not have voting rights or rights to receive any dividends paid with respect to the stocks that constitute the Index, which as of November 2, 2011 yield an average of 2.10% per year. If this average dividend yield remained constant for the term of the Securities, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 3.15% (calculated on a simple interest basis) over the approximately 18-month term of the Securities. However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios described in this offering summary do not show any effect of lost dividend yield over the term of the Securities.

•
Adjustments to the Index Could Adversely Affect the Value of the Securities — Standard & Poor’s Financial Services LLC (the “Index Publisher”) may add, delete or substitute the stocks that constitute the Index or make other methodological changes that could change the value of the Index. The Index Publisher may discontinue or suspend calculation or publication of the Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Index and is not precluded from considering indices that are calculated and published by the Calculation Agent or any of its affiliates.

•
You Will Have No Rights Against the Index Publisher — You will have no rights against the Index Publisher, even though your payment at maturity will depend upon the closing level of the Index on the Final Valuation Date. The Index Publisher is not in any way involved in this offering and has no obligations relating to the Securities or the holders of the Securities.

•
The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the Securities in secondary market transactions will likely be lower than the Issue Price, since the Issue Price will include, and secondary market prices are likely to exclude, the cost of hedging our obligations under the Securities, and, for brokerage accounts, underwriting fees paid with respect to the Securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

•
The Securities Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited — The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. Citigroup Global Markets may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

•
The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities — Citigroup Global Markets, the Calculation Agent, is an affiliate of ours. As Calculation Agent, Citigroup Global Markets will determine the Index Starting Level, the Index Ending Level and the Index Return and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as Calculation Agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the Index Ending Level in the event of a market disruption event, or discontinuance of the Index, may adversely affect the payment to you at maturity.

•
Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities — One or more of our affiliates expect to hedge our obligations under the Securities and will carry out hedging activities related to the Securities (and other instruments linked to the Index or the stocks that constitute the Index), including trading in stocks that constitute the Index and/or in instruments, such as options, swaps or futures, related to the Index and/or the stocks that constitute the Index. Our affiliates also trade in the stocks that constitute the Index and other financial instruments related to the Index and the stocks that constitute the Index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Index Starting Level and, therefore, could increase the level at which the Index must close on the Final Valuation Date before an investor receives a payment at maturity that exceeds the Issue Price of the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the closing level of the Index on the Final Valuation Date and, accordingly, the amount of cash an investor will receive at maturity.

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•
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear —  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the Securities should review carefully the section of the accompanying preliminary pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•
Potentially Inconsistent Research, Opinions or Recommendations by Citigroup Global Markets Inc., UBS Financial Services Inc. or Their Respective Affiliates — Citigroup Global Markets, UBS Financial Services Inc. (“UBS”) or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Citigroup Global Markets, UBS or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and hypothetical examples are based on a principal amount per Security of $10.00, a Multiplier of 2.00 and a Buffer Amount of 10%, and assume an Index Starting Level of 1,237.90 and a Maximum Gain of 18.00% (the midpoint of the range of 16.00% to 20.00%). The actual Index Starting Level and Maximum Gain will be determined on the Trade Date. Numbers in the table and examples below have been rounded for ease of analysis.

Index Ending Level	Index Return*	Payment at Maturity	Securities Total Return at Maturity per $10.00 Issue Price1	Securities Total Return at Maturity per $9.80 Issue Price2
2,475.80	100.00%	$11.80	18.00%	20.41%
2,352.01	90.00%	$11.80	18.00%	20.41%
2,228.22	80.00%	$11.80	18.00%	20.41%
2,104.43	70.00%	$11.80	18.00%	20.41%
1,980.64	60.00%	$11.80	18.00%	20.41%
1,856.85	50.00%	$11.80	18.00%	20.41%
1,733.06	40.00%	$11.80	18.00%	20.41%
1,609.27	30.00%	$11.80	18.00%	20.41%
1,485.48	20.00%	$11.80	18.00%	20.41%
1,361.69	10.00%	$11.80	18.00%	20.41%
1,349.31	9.00%	$11.80	18.00%	20.41%
1,299.80	5.00%	$11.00	10.00%	12.24%
1,237.90	0.00%	$10.00	0.00%	2.04%
1,176.01	-5.00%	$10.00	0.00%	2.04%
1,114.11	-10.00%	$10.00	0.00%	2.04%
1,089.35	-12.00%	$9.80	-2.00%	0.00%
990.32	-20.00%	$9.00	-10.00%	-8.16%
928.43	-25.00%	$8.50	-15.00%	-13.27%
866.53	-30.00%	$8.00	-20.00%	-18.37%
742.74	-40.00%	$7.00	-30.00%	-28.57%
618.95	-50.00%	$6.00	-40.00%	-38.78%
495.16	-60.00%	$5.00	-50.00%	-48.98%
371.37	-70.00%	$4.00	-60.00%	-59.18%
247.58	-80.00%	$3.00	-70.00%	-69.39%
123.79	-90.00%	$2.00	-80.00%	-79.59%
0.00	-100.00%	$1.00	-90.00%	-89.80%
* The Index Return excludes any cash dividend payments.

1
The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 principal amount Security to the Issue Price of $10.00 per Security for all brokerage accounts.

2
The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 principal amount Security to the Issue Price of $9.80 per Security, which is the Issue Price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page FWP-13 of this offering summary.

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Example 1 – The closing level of the Index increases 5.00% from the Index Starting Level of 1,237.90 to an Index Ending Level of 1,299.80, resulting in an Index Return of 5.00%. Because the Index Return of 5.00% multiplied by 2.00 is less than the Maximum Gain of 18.00%, the Issuer will pay a payment at maturity calculated as follows per $10.00 principal amount Security:

$10.00 + [$10.00 × Index Return × Multiplier]

$10.00 + [$10.00 x 5.00% x 2.00] = $10.00 + $1.00 = $11.00

The payment at maturity of $11.00 per $10.00 principal amount Security represents a return on the principal amount of 10.00%, which corresponds to a total return on the Securities of 10.00% for brokerage account holders and 12.24% for advisory account holders.

Example 2 – The closing level of the Index increases 20.00% from the Index Starting Level of 1,237.90 to an Index Ending Level of 1,485.48, resulting in an Index Return of 20.00%. Because the Index Return of 20.00% multiplied by 2.00 is greater than the Maximum Gain of 18.00%, the Issuer will pay a payment at maturity calculated as follows per $10.00 principal amount Security:

$10.00 + [$10.00 x Maximum Gain]

$10.00+ [$10.00 x 18.00%] = $10.00 + $1.80 = $11.80

The payment at maturity of $11.80 per $10.00 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 18.00%, which corresponds to a total return on the Securities of 18.00% for brokerage account holders and 20.41% for advisory account holders.

Example 3 – The closing level of the Index decreases 5.00% from the Index Starting Level of 1,237.90 to an Index Ending Level of 1,176.01, resulting in an Index Return of -5.00%. Because the Index Return is negative, but the Index has not declined by a percentage more than the Buffer Amount of 10%, the Issuer will repay the principal amount of the Securities at maturity.

The payment at maturity of $10.00 per $10.00 principal amount Security represents a return on the principal amount of 0.00%, which corresponds to a total return on the Securities of 0.00% for brokerage account holders and 2.04% for advisory account holders.

Example 4 – The closing level of the Index decreases 40.00% from the Index Starting Level of 1,237.90 to an Index Ending Level of 742.74, resulting in an Index Return of -40.00%. Because the Index Return is negative and the Index has declined by a percentage more than the Buffer Amount of 10%, the Issuer will pay a payment at maturity calculated as follows per $10.00 principal amount Security:

$10.00 + [$10.00 x (Index Return + 10%)]

$10.00 + [$10.00 x (-40.00% + 10%)] = $7.00

The payment at maturity of $7.00 per $10.00 principal amount Security represents a loss on the principal amount of 30%, which is equal to the Index Return of -40.00% plus the Buffer Amount and corresponds to a total loss on the Securities of 30.00% for brokerage account holders and 28.57% for advisory account holders.

If the Index Return is negative and the Index has declined by a percentage more than the Buffer Amount of 10%, at maturity the Issuer will pay less than the full principal amount, resulting in a loss of principal to investors that is equal to the depreciation of the Index from the Trade Date to the Final Valuation Date in excess of the Buffer Amount.

What Are the U.S. Federal Income Tax Consequences of Investing in the Securities?

Each holder, by purchasing the Securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

•	A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon sale, exchange or settlement of the Securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or settlement of the Securities. Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on the Securities is effectively connected with the conduct of a U.S. trade or business.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-

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U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Securities should read the discussion under “United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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S&P 500® Index

General

Unless otherwise stated, we have derived all information regarding the Index provided in this offering summary, including, without limitation, its composition, method of calculation and changes in components, from publicly available sources. Such information reflects the policies of, and is subject to change by, the Index Publisher. The Index Publisher is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Index at any time. None of Citigroup Inc., the Issuer, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Index.

The Index is published by the Index Publisher and is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the Index is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the Index reflects the performance of the U.S. equity markets.

As of November 2, 2011, the aggregate market value of the 500 companies included in the Index represented approximately 75% of the U.S. equities market. The Index Publisher chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the New York Stock Exchange, which the Index Publisher uses as an assumed model for the composition of the total market. Relevant criteria employed by the Index Publisher include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of November 2, 2011, the 500 companies included in the Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.67%), Consumer Staples (11.09%), Energy (12.38%), Financials (13.89%), Health Care (11.49%), Industrials (10.52%), Information Technology (19.58%), Materials (3.59%), Telecommunication Services (3.04%) and Utilities (3.74%). The Index Publisher may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

THE INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE SECURITIES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index

On March 21, 2005, the Index Publisher began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005, the Index Publisher completed the full float adjustment of the Index. The Index Publisher’s criteria for selecting stocks for the Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. The Index Publisher defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, the Index Publisher will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total market value of all Index component stocks relative to the Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the Index component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the Index is computed by dividing the total market value of the Index

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component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“index maintenance’).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require index divisor adjustments.

Historical Information

The following table sets forth, for each of the quarterly periods indicated, the high and low closing levels, as well as the end-of-period closing levels, of the Index from January 3, 2006 through November 2, 2011. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. These historical data on the Index are not indicative of the future performance of the Index or what the market value of the Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the closing level of the Index on the Final Valuation Date.

	High	Low	Period End
2006
First quarter	1,307.25	1,254.78	1,294.83
Second quarter	1,325.76	1,223.69	1,270.20
Third quarter	1,339.15	1,234.49	1,335.85
Fourth quarter	1,427.09	1,331.32	1,418.30
2007
First quarter	1,459.68	1,374.12	1,420.86
Second quarter	1,539.18	1,424.55	1,503.35
Third quarter	1,553.08	1,406.70	1,526.75
Fourth quarter	1,565.15	1,407.22	1,468.36
2008
First quarter	1,447.16	1,273.37	1,322.70
Second quarter	1,426.63	1,278.38	1,280.00
Third quarter	1,305.32	1,106.39	1,166.36
Fourth quarter	1,161.06	752.44	903.25
2009
First quarter	934.70	676.53	797.87
Second quarter	946.21	811.08	919.32
Third quarter	1,071.66	879.13	1,057.08
Fourth quarter	1,127.78	1,025.21	1,115.10
2010
First quarter	1,174.17	1,056.74	1,169.43
Second quarter	1,217.28	1,030.71	1,030.71
Third quarter	1,148.67	1,022.58	1,141.20
Fourth quarter	1,259.78	1,137.03	1,257.64
2011
First quarter	1,343.01	1,256.88	1,325.83
Second quarter	1,363.61	1,265.42	1,320.64
Third quarter	1,353.22	1,119.46	1,131.42
Fourth quarter (through November 2, 2011)	1,285.09	1,099.23	1,237.90

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The following graph sets forth the historical performance of the S&P 500® Index based on the daily closing levels of the S&P 500® Index from January 3, 2006 through November 2, 2011. The closing level of the S&P 500® Index on November 2, 2011 was 1,237.90.  Past movements of the Index are not indicative of future levels of the Index.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

License Agreement

The Index Publisher and Citigroup Global Markets, an affiliate of the Issuer, have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., the Issuer and its affiliates, in exchange for a fee, of the right to use indices owned and published by the Index Publisher in connection with certain financial products, including the Securities.

The license agreement between the Index Publisher and Citigroup Global Markets provides that the following language must be stated in this offering summary:

“The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. S&P’s only relationship to Citigroup Funding Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding Inc., its affiliates or the Securities. S&P has no obligation to take the needs of Citigroup Funding Inc., its affiliates or the holders of the Securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING INC.”

Supplemental Plan of Distribution

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc. and UBS Financial Services Inc., govern the sale and purchase of the Securities.

Citigroup Global Markets, acting as principal, has agreed to purchase from the Issuer, and the Issuer has agreed to sell to Citigroup Global Markets, $       principal amount of Securities (        Securities) for $9.80 per Security, any payments becoming due on which are fully and

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unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer the Securities to UBS at the public offering price less a selling concession of $0.20 per Security for sales to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales. Citigroup Global Markets will pay the applicable selling concession to UBS and their financial advisors collectively. If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Securities will not be listed on any exchange.

In order to hedge its obligations under the Securities, the Issuer expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Key Risks—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this offering summary, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of the Issuer. Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

ERISA Matters

Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Additional Considerations

As more fully described in the accompanying preliminary pricing supplement, if no closing level is available or there is a market disruption event on the Final Valuation Date, the Calculation Agent may determine the closing level in accordance with the procedures set forth in the accompanying preliminary pricing supplement or postpone the Final Valuation Date for up to three consecutive index business days. In addition, if the Index is discontinued, the Calculation Agent may determine the closing level by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the Index prior to any such discontinuance. You should refer to the section “Description of the Securities—Discontinuance of the Index” and “—Alteration of Method of Calculation” in the accompanying preliminary pricing supplement for more information.

In case of default in payment at maturity of the Securities, the Securities will bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

© 2011 Citigroup Global Markets Inc. All rights reserved.

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